Exhibit 10.3

Consulting Agreement

This Business Consulting Agreement is entered into on October 30, 2009 by General Automotive Company, Inc. (“Company”) and Douglas J. Nagel. (“Consultant”)

1.	Company is a publicly traded automotive importer and parts supplier, and Consultant is a business consulting firm, specializing in corporate finance and operations, and general business management matters.

2.	Company desires to engage Consultant as a business consultant, in the above areas, and Consultant accepts such terms as follows. This Agreement shall be for a period of 36 months from the date hereof.

3.	Consultant will advise Company in the specific areas listed above. Consultant will advise the CEO in areas of business management, growth initiatives, and corporate oversight, and shall assist the CFO in areas of corporate finance and banking relations.

4.	In lieu of cash compensation, Company shall pay for the services of Consultant through the issuance of options to purchase 13,500,000 shares of restricted common stock of Company. The exercise price of said options shall be 4 cents per share, and these options may be exercised at any time from the date of execution hereof for a period of 5 years. Said options are deemed to be fully vested and fully earned upon execution of this agreement. Consultant may assign all or a portion of these shares as it deems appropriate. Consultant shall agree to devote up to 20 hours per week in the areas listed above, under this Agreement. Said work may be in phone, in person, or otherwise, and Consultant will not have any specific hours of work in this regard.

5.	This Agreement may be terminated at any time, for any reason, by the Company, however, termination shall not effect the shares that are issued to Consultant.

6.	Consultant agrees to act in the best interest of the Company at all times, maintain confidentiality of any and all information that comes into his possession unless otherwise authorized, to use his best efforts to further the business interests of the Company during the term of this Agreement in accordance with the terms hereof.

7.	This Agreement is entered into in Orlando, Florida and enforceable under Florida Law.

Wherefore the parties have executed this Agreement this 30th day of October, 2009.

General Automotive Company, Inc.

By:	/s/ Dan Valladao	/s/ Douglas J. Nagel
	Dan Valladao, CEO	Douglas J. Nagel